Exhibit 10.13

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as of February 11, 2025, by and between Adaptin Bio, Inc. (f/k/a Unite Acquisition 1 Corp.), a Delaware corporation (the “Company”), and L. Arthur Hewitt (the “Executive”).

WHEREAS, in connection with, and conditioned upon the completion of, the merger (the “Merger”) between the wholly-owned subsidiary of Unite Acquisition 1 Corp. and private company Adaptin Bio, Inc. (“Adaptin”), the Company wishes to employ Executive as its Chief Development Officer, and Executive wishes to accept such employment, on the terms set forth in this Agreement;

WHEREAS Executive acknowledges and agrees that through Executive’s association with Adaptin as an employee, Executive will acquire a considerable amount of knowledge and goodwill with respect to the business of the Company, which knowledge and goodwill are highly valuable to the Company and which would be detrimental to the Company if used by Executive to compete with the Company; and

WHEREAS the Company wishes to protect its investment in its business, employees, customer relationships, and confidential information, by requiring Executive to abide by certain restrictive covenants regarding confidentiality, non-competition, and non-solicitation, each of which is an inducement to the Company to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. Subject to the terms and conditions of this Agreement, the Company hereby employs Executive, and Executive accepts such employment. The employment relationship hereunder will be for the period commencing on the closing of the Merger (such date, the “Effective Date”) and will continue for a term of one year (the “Initial Term”) unless terminated sooner in accordance with Section 5 below. After the Initial Term expires, this Agreement will automatically renew for successive one-year terms (subject, in any event, to termination in accordance with Section 5 below), unless either party provides written notice of its intent not to renew the Agreement at least 90 days prior to the expiration of the then-current term. The period from the Effective Date through the date of the termination of Executive’s employment hereunder is referred to herein as the “Term.”

2. Position and Duties.

(a) Position. Executive will serve as the Company’s Chief Development Officer, reporting to the Company’s Chief Executive Officer (the “CEO”). Executive will perform such services for the Company and have such powers, responsibilities and authority as are customarily associated with the position of Chief Development Officer in similar companies, and will perform such additional duties as may otherwise be reasonably assigned to Executive from time to time by the CEO.

(b) Part-Time Employment. Executive will devote approximately 25% of Executive’s business time, attention, and efforts to the affairs of the Company and to the duties hereunder, and will perform such duties diligently and to the best of Executive’s ability, in compliance with the Company’s policies and procedures and the laws and regulations that apply to the Company’s business. Notwithstanding the foregoing, Executive may (i) participate in charitable, civic, educational, professional, community or industry affairs and (ii) manage Executive’s passive personal investments, so long as, in each case, such activities individually or in the aggregate do not materially interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict (in each case, as determined by the Company’s Board of Directors (the “Board”)).

(c) Principal Work Location. Executive’s principal workplace for the performance of his duties under this Agreement will be at the Company’s headquarters or the Executive’s residence. Notwithstanding the foregoing, the Executive will be required to travel as necessary to perform his duties hereunder.

3. Compensation and Benefits. As compensation for the services to be rendered by Executive under this Agreement, the Company will provide the following compensation and benefits during Executive’s employment hereunder.

(a) Base Salary. During the Term, the Company will pay Executive a base salary at an annual rate of $75,000 (the “Base Salary”). The Base Salary will be payable in equal installments in accordance with the Company’s payroll practices as in effect from time to time. The Base Salary will be reviewed by the Board from time to time, and may be increased in the sole discretion of the Board. Executive’s salary may not be reduced except in connection with an across-the-board reduction of executive level salaries in which Executive will not be subject to a greater reduction, on a percentage basis, than any other executive-level employee.

(b) Bonus Opportunity. For each calendar year ending during the Term, Executive will be eligible to receive an annual bonus (the “Annual Bonus”) with a target amount of 25% of Executive’s Base Salary. The actual amount of each Annual Bonus will be based upon the level of achievement of the Company’s corporate objectives and the Executive’s individual objectives, in each case, as established by the Board for the calendar year with respect to which such Annual Bonus relates. The determination of the level of achievement of the corporate objectives and the Executive’s individual performance objectives for a year will be made by the Board in its reasonable discretion. The Annual Bonus for a calendar year, to the extent earned, will be paid in a lump sum in the following calendar year. The Annual Bonus will not be deemed earned until the date that it is paid. Accordingly, in order for the Executive to receive an Annual Bonus, the Executive must be actively employed by the Company at the time of such payment.

(c) Equity Compensation. During the Term, Executive will be eligible to receive from time to time such equity grants or awards, if any, pursuant to the terms of any equity incentive plan of the Company (or any successor plan as may be in place from time to time) as may be approved by the Board in its discretion. Such grants or awards will be subject to the terms and conditions of such plan (or any successor plan) and such other terms and conditions as the Board in its discretion may establish.

(d) Paid Vacation. Executive will be entitled to paid vacation days in accordance with the Company’s vacation policies in effect from time to time for its executive team; provided, however that the Executive will be entitled to no less than 20 paid vacation days per calendar year during the Term.

(e) General Benefits. Executive will be entitled to such other benefits, and to participate in such benefit plans, as are generally made available to similarly situated senior executive employees of the Company from time to time, subject to Company policy and the terms and conditions of any applicable benefit plans. Nothing in this Agreement will be deemed to alter the Company’s rights to modify or terminate any such plans or programs in its sole discretion.

(f) Withholdings. The Company will withhold from any amounts payable under this Agreement such federal, state, and local taxes as the Company determines are required to be withheld pursuant to applicable law.

(g) Recoupment of Compensation. Any incentive-based or other compensation paid to Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, stock exchange listing requirement or any compensation recovery or clawback policy adopted by the Company from time to time will be subject to reduction, cancellation, forfeiture or recoupment as may be required by such law, government regulation, stock exchange listing requirement or policy. In addition, if Executive is or becomes an executive officer subject to the incentive compensation repayment requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), then if required by the Dodd-Frank Act or any of its regulations Executive will enter into an amendment to this Agreement or a separate written agreement with the Company to comply with the Dodd-Frank Act and any of its regulations.

4. Reimbursement of Expenses. The Company will reimburse Executive for all reasonable business expenses incurred by Executive in connection with the performance of Executive’s duties hereunder, subject to Executive’s compliance with the Company’s reimbursement policies in effect from time to time.

5. Termination. This Agreement, and Executive’s employment hereunder, are subject to termination as follows.

(a) Death. Automatically effective upon Executive’s death.

(b) Disability. By the Company upon notice to Executive in the event of Executive’s Disability. As used herein, “Disability” means the inability of Executive, due to the condition of Executive’s physical, mental or emotional health, effectively to perform the essential functions of Executive’s job with or without reasonable accommodation for a continuous period of at least 90 consecutive days or for 120 days in any period of 12 consecutive months, as determined by the Board in good faith. In any event, the Company will comply fully with the applicable provisions of the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, and any similar applicable law. For purposes of making a determination as to whether a Disability exists, at the Company’s request Executive agrees to make himself available and to cooperate in a reasonable examination by a reputable independent physician retained by the Company and to authorize the disclosure and release to the Company of all medical records related to such examination.

(c) For Cause. By the Company effective upon written notice to Executive for Cause. For purposes of this Agreement, “Cause” means: (i) Executive’s fraud, embezzlement or misappropriation with respect to the Company; (ii) Executive’s willful or grossly negligent misconduct that has or may reasonably be expected to have a material adverse effect on the property, business, or reputation of the Company; (iii) Executive’s material breach of this Agreement; (iv) Executive’s willful failure or refusal to perform Executive’s material duties under this Agreement or willful failure to follow any specific lawful instructions of the CEO; (v) Executive’s conviction or plea of nolo contendere in respect of a felony or of a misdemeanor involving moral turpitude; or (vi) Executive’s material failure to comply with the Company’s workplace rules, policies, or procedures. In the event that the Company concludes that Executive has engaged in acts constituting in Cause as defined in clause (iii) or (iv) above, prior to terminating this Agreement for Cause the Company will provide Executive with at least 15 days’ advance notice of the circumstances constituting such Cause, and an opportunity to correct such circumstances, to the extent such circumstances are susceptible of being corrected.

(d) Without Cause. By the Company effective upon written notice to Executive at any time for any reason other than for Cause or Executive’s Disability.

(e) Resignation for Good Reason. Executive may resign his employment for Good Reason by complying with the Good Reason Procedure as described herein. The “Good Reason Procedure” means (i) Executive reasonably determines in good faith that a Good Reason condition has occurred; (ii) Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Good Reason Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) Executive terminates Executive’s employment within 60 days after the end of the Good Reason Cure Period. If the Company cures the Good Reason condition during the Good Reason Cure Period, Good Reason will be deemed not to have occurred. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without Executive’s written consent: (i) the Company’s requiring Executive to be based at any office or location more than 25 miles from his principal work location as of the Effective Date, except for travel reasonably required in the performance of Executive’s responsibilities to the Company; (ii) a material reduction of Executive’s Base Salary not in compliance with Section 3(a) above; (iii) a material diminution of the Executive’s authority, duties, or responsibilities; or (iv) the Company’s material breach of this Agreement.

(f) Other Resignation. By Executive effective upon 30 days’ written notice to the Company at any time for any reason.

(g) Employment During Notice Periods. During any notice period under Sections 5(c), 5(e), or 5(f) the Company may, in its sole discretion, relieve Executive of some or all of his duties during the notice period, but the Company will continue to provide Executive with all required salary and benefits during such period.

6. Effect of Termination.

(a) Generally. When Executive’s employment with the Company is terminated for any reason, Executive, or Executive’s estate, as the case may be, will be entitled to receive the compensation and benefits earned through the effective date of termination, along with reimbursement for any unreimbursed business expenses incurred through the date of termination that Executive has timely submitted (or does timely submit) for reimbursement in accordance with the Company’s expense reimbursement policy or practice.

(b) Resignation from Positions. Immediately upon the termination of Executive’s employment with the Company for any reason, Executive will be deemed to have resigned from all positions as an officer or director of the Company, along with any other positions he may hold with or for the benefit of the Company and/or its affiliates. In furtherance of the preceding sentence, Executive will execute and return to the Company all letters and documents that the Company may reasonably require in order to evidence such resignation(s), but Executive’s failure to execute and return such documents will not have the effect of delaying or in any way invalidating the resignation(s) provided for by the preceding sentence.

(c) Separation Benefits upon Certain Terminations not in Connection with a Change in Control. If the Company terminates Executive’s employment without Cause pursuant to Section 5(d), or if Executive resigns for Good Reason pursuant to Section 5(e), then conditioned upon Executive executing and not revoking a Release (as described below) following such termination, the Company will provide Executive with the following benefits (together, the “Separation Benefits”):

(i) the Company will pay Executive an amount of severance equal to 12 months of Executive’s then-current Base Salary, such amounts payable to Executive over time in accordance with the Company’s payroll practices and procedures beginning on the 60th day following the termination of Executive’s employment with the Company, provided that the first installment will include all amounts that would have been paid if such payments had commenced effective on the date of termination; and

(ii) if Executive timely elects continued health insurance coverage pursuant to COBRA, the Company will contribute toward the premium necessary to continue such coverage for Executive and Executive’s family at the same rate as the Company had contributed for such coverage as of the date of termination, for the same period over which severance is paid or until Executive becomes eligible for group health insurance coverage under another employer’s plan, whichever occurs first, provided however, that the Company will have the right to terminate such payment of COBRA premiums on behalf of Executive and instead pay Executive a lump sum amount equal to the COBRA premium times the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”).

(d) Separation Benefits upon Certain Terminations in Connection with a Change in Control. If the Company terminates Executive’s employment without Cause pursuant to Section 5(d), or if Executive resigns for Good Reason pursuant to Section 5(e), in either case at the time of, or within six months following, a Change in Control (as defined below) then conditioned upon Executive executing and not revoking a Release (as described below) following such termination, the Company will provide Executive with the following benefits (together, the “CIC Separation Benefits”):

(i) the Company will pay Executive an amount of severance equal to 12 months of Executive’s then-current Base Salary, such amounts payable to Executive over time in accordance with the Company’s payroll practices and procedures beginning on the 60th day following the termination of Executive’s employment with the Company, provided that the first installment will include all amounts that would have been paid if such payments had commenced effective on the date of termination;

(ii) the vesting of all stock options, restricted stock units, and other equity awards will be accelerated such that all such awards are deemed to have been vested as of the date of termination; and

(iii) if Executive timely elects continued health insurance coverage pursuant to COBRA, the Company will contribute toward the premium necessary to continue such coverage for Executive and Executive’s family at the same rate as the Company had contributed for such coverage as of the date of termination, for the same period over which severance is paid or until Executive becomes eligible for group health insurance coverage under another employer’s plan, whichever occurs first, provided however, that the Company will have the right to terminate such payment of COBRA premiums on behalf of Executive and instead pay Executive a lump sum amount equal to the COBRA premium times the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Code.

(e) Change in Control Defined. As used in this Agreement, the term “Change in Control” means the occurrence of any one of the following events:

(i) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding the Company, any entity controlling, controlled by or under common control with the Company, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any such entity, and, with respect to any particular qualified participant of any equity incentive plan of the Company (a “Participant”), the Participant and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Participant is a member), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of either (A) the combined voting power of the Company’s then outstanding securities; or (B) the Company’s then outstanding equity securities (in either such case other than as a result of an acquisition of securities directly from the Company);

(ii) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, equity securities representing in the aggregate 50% or more of the combined voting power of the securities of the entity issuing cash or securities in the consolidation or merger (or of its ultimate parent entity, if any);

(iii) any sale, lease, exclusive license, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company immediately prior to such sale; or

(iv) the members of the Board at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s stockholders, was approved or ratified by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period, will be deemed to be an Incumbent Director.

Notwithstanding the foregoing, no event or condition will constitute a Change in Control to the extent that, if it were, a penalty tax would be imposed under Section 409A; provided that, in such a case, the event or condition will continue to constitute a Change in Control to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such penalty tax.

(f) Release. The Company’s obligation to provide the Separation Benefits or the CIC Separation Benefits, as applicable, is conditioned upon Executive executing and returning a release of claims in a form acceptable to the Company (the “Release”) within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law.

(g) Post-Termination Breach. If Executive is entitled to receive the Separation Benefits or the CIC Separation Benefits but violates any provisions of Sections 8 through 10 hereof after termination of employment, the Company will be entitled to immediately stop paying any further installments of the Separation Benefits or the CIC Separation Benefits as applicable, in addition to any other remedies that may be available to the Company in law or at equity.

(h) No Further Obligations. Except as expressly provided above or as otherwise required by law, the Company will have no obligations to Executive in the event of the termination of this Agreement for any reason. For the avoidance of doubt, in no event will Executive be entitled to benefits under both Section 6(c) and 6(d).

7. Representations of Executive. Executive represents and warrants that he is not obligated or restricted under any agreement (including any non-competition or confidentiality agreement), judgment, decree, order or other restraint of any kind that could impair Executive’s ability to perform the duties and obligations required hereunder. Executive further agrees that Executive will not divulge to the Company any confidential information and/or trade secrets belonging to others, including Executive’s former employers. Consistent with the foregoing, Executive will not provide to the Company any documents or copies of documents containing such information.

8. Confidential Information.

(a) Executive acknowledges that the Company has and will give Executive access to certain highly-sensitive, confidential, and proprietary information belonging to the Company (or third parties who may have furnished such information under obligations of confidentiality), relating to and used in the Company’s business (collectively, “Confidential Information”). Executive acknowledges that Confidential Information includes, but is not limited to, the following categories of Company related confidential or proprietary information and material: financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing, sales, and business development strategies; research and development projects; records relating to any intellectual property developed by, owned by, controlled, or maintained by the Company; information related to the Company’s inventions, research, products, designs, methods, formulae, techniques, systems, processes; customer lists; non-public information relating to the Company’s customers, suppliers, distributors, or investors; the specific terms of the Company’s agreements or arrangements, whether oral or written, with any customer, supplier, vendor, or contractor with which the Company may be associated from time to time; and any and all information relating to the operation of the Company’s business which the Company may from time to time designate as confidential or proprietary or that Executive reasonably knows should be, or has been, treated by the Company as confidential or proprietary. Executive further understands that Company will receive confidential business information from third parties, including but not limited to the Company’s clients (the “Third Party Information”), under a duty to maintain the confidentiality of such Third Party Information and to use it only for limited purposes. Confidential Information and Third Party Information encompass all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof.

(b) Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Executive or other violation of this Agreement; or (iii) is disclosed to Executive by a third party under no obligation to maintain the confidentiality of the information.

(c) Executive acknowledges that the Confidential Information is owned or licensed by the Company (and Third Party Information is possessed by the Company with the permission of its owner); is unique, valuable, proprietary and confidential; derives independent actual or potential commercial value from not being generally known or available to the public; and is subject to reasonable efforts to maintain its secrecy. Executive hereby relinquishes and agrees that Executive will not at any time claim, any right, title or interest of any kind in or to any Confidential Information or Third Party Information.

(d) During and after Executive’s employment with the Company, Executive will hold in trust and confidence all Confidential Information and Third Party Information, and will not disclose any Confidential Information or Third Party Information to any person or entity, except in the course of performing duties assigned by the Company or as authorized in writing by the Company. Executive further agrees that during and after Executive’s employment with the Company, Executive will not use any Confidential Information or Third Party Information for any purpose, except in the course of performing duties assigned by the Company or as authorized in writing by the Company.

(e) Notwithstanding the covenants contained in Section 8(d) above, Executive may disclose Confidential Information or Third Party Information solely to the extent that Executive is required to do so by law, provided that Executive (i) notifies the Company of the existence and terms of such obligation, (ii) gives the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed.

(f) Nothing in this Agreement is intended to or will prohibit Executive from communicating with any governmental authority, or making a report in good faith and with a reasonable belief of any violations of law or regulation to a governmental authority, or from filing, testifying or participating in a legal proceeding relating to such violations, including making disclosures protected or required by any whistleblower law or regulation to the Securities and Exchange Commission, the Department of Labor, or any other appropriate government authority charged with the enforcement of any applicable laws. In addition, nothing in this Agreement is intended to or will limit any employee’s right to discuss the terms, wages, and working conditions of their employment, as protected by applicable law. Pursuant to the Defend Trade Secrets Act of 2016, Executive is hereby notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(g) Return of Property. Upon request during employment and immediately at the termination of Executive’s employment, Executive will return to the Company all Confidential Information and Third Party Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Company in Executive’s possession or under Executive’s control. If requested by the Company, Executive will certify in writing that all such materials have been returned to the Company. Upon request by the Company, Executive will cooperate with the Company in transferring all logins, passwords, and other access information for accounts and systems previously used by Executive in connection with her employment with the Company. Executive also expressly agrees that immediately upon the termination of Executive’s employment with the Company for any reason, Executive will cease using any secure website, computer systems, e-mail system, or phone system or voicemail service provided by the Company for the use of its employees.

9. Assignment of Inventions.

(a) Executive agrees that all developments or inventions (including without limitation any and all software programs (source and object code), algorithms and applications, concepts, designs, discoveries, improvements, processes, techniques, know-how and data) that are initiated, conceived, discovered, reduced to practice, or made by Executive, either alone or in conjunction with others, during the Term and relate to or result from the Executive’s work for the Company or which relate directly to the Company’s businesses, whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection (“Inventions”), will be the sole and exclusive property of the Company or its nominees. Executive will and hereby does assign to the Company all rights in and to such Inventions upon the creation of any such Invention, including, without limitation: (i) patents, patent applications and patent rights throughout the world; (ii) rights associated with works of authorship throughout the world, including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications and mask work registrations; (iii) rights relating to the protection of trade secrets and confidential information throughout the world; (iv) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; and (v) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable), now existing or hereafter filed, issued or acquired (collectively, the “IP Rights”).

(b) For avoidance of doubt, if any Invention falls within the definition of “work made for hire” as such term is defined in 17 U.S.C. § 101, such Invention(s) will be considered “work made for hire” and the copyright of such Invention(s) will be owned solely and exclusively by the Company. If any Invention does not fall within such definition of “work made for hire” then Executive’s right, title and interest in and to such Invention(s) will be assigned to the Company pursuant to Section 9(a) above.

(c) The Company and its nominees will have the right to use and/or to apply for statutory or common law protections for such Inventions in any and all countries. Executive further agrees, at the Company’s expense, to: (i) reasonably assist the Company in obtaining and from time to time enforcing such IP Rights relating to Inventions, and (ii) execute and deliver to the Company or its nominee upon reasonable request all such documents as the Company or its nominee may reasonably determine are necessary or appropriate to effect the purposes of this Section 9, including assignments of inventions. Such documents may be necessary to: (1) vest in the Company or its nominee clear and marketable title in and to Inventions; (2) apply for, prosecute and obtain patents, copyrights, mask works rights and other rights and protections relating to Inventions; or (3) enforce patents, copyrights, mask works rights and other rights and protections relating to Inventions. Executive’s obligations pursuant to this Section 9 will continue beyond the termination of Executive’s employment with the Company. Executive hereby irrevocably designates and appoints the Company and its then-current Chief Executive Officer as Executive’s agent and attorney-in-fact to act for and in behalf and instead of Executive, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights or other rights thereon with the same legal force and effect as if executed by Executive, if the Company is unable after reasonable effort to secure Executive’s signature to any lawful and necessary document required to apply for or execute any patent, trademark, copyright or other applications with respect to any Inventions (including renewals, extensions, continuations, divisions or continuations in part thereof).

(d) The obligations of Executive under Section 9(a) above will not apply to any Invention that Executive developed or conceived prior to the Effective Date or entirely on Executive’s own time after the Effective Date without using the Company’s equipment, supplies, facility or trade secret information, except for those Inventions that (i) relate directly to the Company’s business or actual or demonstrably anticipated research or development or (ii) result from any work performed by Executive for Company. Executive will bear the burden of proof in establishing the applicability of this subsection to a particular circumstance.

10. Restrictive Covenants.

(a) Purpose. Executive understands and agrees that the purpose of this Section 10 is solely to protect the Company’s legitimate business interests, including, but not limited to its confidential and proprietary information, customer relationships and goodwill, and the Company’s competitive advantage, and will not unduly impair Executive’s ability or right to work or earn a living. Therefore, Executive agrees to be subject to restrictive covenants under the following terms.

(b) Definitions. As used in this Agreement, the following terms have the meanings given to such terms below.

(i) “Business” means (A) the development or commercialization of treatments for diseases of the central nervous system, including cancers, and (B) the business(es) in which the Company was actively engaged at the time of, or during the 12-month period immediately preceding the Termination Date, provided that this clause (B) will only apply if Executive is involved with such other business.

(ii) “Company Employee” means any person who is or was an employee or independent contractor of the Company at the time of, or during the 12-month period immediately preceding, (A) the conduct in question, if such conduct occurs prior to the Termination Date, or (B) the Termination Date, if the conduct in question occurs on or after the Termination Date.

(iii) “Customer” means any person or entity who is or was a customer or client of the Company at the time of, or during the 12-month period immediately preceding, (A) the conduct in question, if such conduct occurs prior to the Termination Date, or (B) the Termination Date, if the conduct in question occurs on or after the Termination Date, and in either case with whom Executive had dealings on behalf of the Company in the course of his employment with the Company during such period, or about whom Executive learned or received confidential and proprietary information in the course of his employment with Company during such period.

(iv) “Prospective Customer” means any person or entity to whom, within the 12 months immediately prior to the Termination Date the Company had submitted a proposal for products or services of which Executive has knowledge, provided that Executive has had material business contacts with such person or entity on behalf of the Company during such 12-month period, whether such contact was initiated by the person or entity or by Executive.

(v) “Restricted Period” means the period commencing on the Termination Date and ending 12 months after such date, provided, however, that this period will not run during any time Executive is in violation of this Section 10, it being the intent of the parties that the Restricted Period will be extended for any period of time in which Executive is in violation of this Section 10.

(vi) “Restricted Territory” means the United States of America, it being understood that the Company’s business is nationwide in scope. In the event that the preceding definition of Restricted Territory is deemed by a court of competent jurisdiction to be too broad to be enforced under the circumstances, then “Restricted Territory” will mean the following severable and distinct territories:

(A) the State of North Carolina;

(B) each state, province, or similar political subdivision in which the Company engaged in material business at the time of, or during the 12-month period immediately prior to, (y) the conduct in question, if such conduct occurs prior to the Termination Date, or (z) the Termination Date, if the conduct in question occurs on or after the Termination Date;

(C) each city, county, township, or similar political subdivision in which the Company engaged in material business at the time of, or during the 12-month period immediately prior to, (y) the conduct in question, if such conduct occurs prior to the Termination Date, or (z) the Termination Date, if the conduct in question occurs on or after the Termination Date;

(D) each state, province, or similar political subdivision in which the Company engaged in material business with respect to which Executive provided material services on behalf of the Company at the time of, or during the 12-month period immediately prior to, (y) the conduct in question, if such conduct occurs prior to the Termination Date, or (z) the Termination Date, if the conduct in question occurs on or after the Termination Date; or

(E) each city, county, township, or similar political subdivision in which the Company engaged in material business with respect to which Executive provided material services on behalf of the Company at the time of, or during the 12-month period immediately prior to, (y) the conduct in question, if such conduct occurs prior to the Termination Date, or (z) the Termination Date, if the conduct in question occurs on or after the Termination Date.

(vii) “Termination Date” means the effective date of the termination of Executive’s employment for any reason.

(c) Non-Competition. During Executive’s employment with the Company, Executive will not, on Executive’s own behalf or on behalf of any other person, engage in any business competitive with or adverse to that of the Company. In addition, during Executive’s employment with the Company and during the Restricted Period, Executive will not hold a position based in or with responsibility for all or part of the Restricted Territory, with any person or entity engaging in the Business, whether as employee, consultant, or otherwise, in which Executive will have duties, or will perform or be expected to perform services for such person or entity, that is or are the same as or substantially similar to the position held by Executive or those duties or services actually performed by Executive for the Company within the 12-month period immediately preceding (i) the conduct in question, if such conduct occurs prior to the Termination Date, or (ii) the Termination Date, if the conduct in question occurs on or after the Termination Date, or in which Executive will use or disclose or be reasonably expected to use or disclose any confidential or proprietary information of the Company for the purpose of providing, or attempting to provide, such person or entity with a competitive advantage with respect to the Business. The Parties agree that nothing in this Section 10(c) will prohibit Executive from owning, as a passive investment, not more than 1% of any class of securities of a business entity which is engaged, directly or indirectly, in a business which competes with the Business, or restrict or limit Executive’s ability to work or provide services to a distinct department, division, or other segment of a business entity that does not engage in the Business, even though other departments, divisions, or segments of the business entity may engage in the Business.

(d) Non-Solicitation. During Executive’s employment with the Company and during the Restricted Period, Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any other party:

(i) Call upon, solicit, divert, encourage or attempt to call upon, solicit, divert, or encourage any Customer or Prospective Customer for purposes of marketing, selling, or providing products or services to such Customer or Prospective Customer that are competitive with those offered by the Company;

(ii) Accept as a customer any Customer or Prospective Customer for purposes of marketing, selling, or providing products or services to such Customer or Prospective Customer that are competitive with those offered by the Company;

(iii) Induce, encourage, or attempt to induce or encourage any Customer or Prospective Customer to purchase or accept products or services that are competitive with those offered by the Company from any person or entity (other than the Company) engaging in the Business;

(iv) Induce, encourage, or attempt to induce or encourage any Customer to reduce, limit, or cancel its business with the Company;

(v) Solicit, induce, or attempt to solicit or induce any Company Employee to terminate his or her employment or engagement with the Company; or

(vi) Otherwise interfere with or engage in any conduct that would have the effect of interfering with the business relationship between the Company and any of its vendors, suppliers, consultants, or contractors.

(e) Reasonableness of Restrictions. Executive acknowledges and agrees that the restrictive covenants in this Agreement (i) are essential elements of Executive’s employment by the Company and are reasonable given Executive’s access to the Company’s Confidential Information and the substantial knowledge and goodwill Executive will acquire with respect to the business of the Company as a result of Executive’s employment with the Company, and the unique and extraordinary services to be provided by Executive to the Company; and (ii) are reasonable in time, territory, and scope, and in all other respects. Provisions in this Section 10 calling for a “look back” prior to a given date are intended solely as a means of identifying the individuals, entities, and/or place to which the restrictions described in this Section 10 apply and are not intended to extend the length of the restrictions. The existence or assertion of any claim of or by the Executive, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the covenants contained in this Section 10.

(f) Consideration. Executive acknowledges and agrees that the covenants set forth in this Agreement are supported by adequate consideration, including, but not limited to the Company’s promise to provide the Separation Benefits or the CIC Separation Benefits, as applicable, and the Company’s other promises as described in this Agreement. The Company would not have agreed to enter into this Agreement but for Executive’s agreement to the restrictions imposed by this Section 10.

(g) Judicial Modification. Should any part or provision of this Section 10 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability will not render invalid, void, or unenforceable any other part or provision of this Agreement. The parties further agree that if any portion of this Section 10 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the parties intend that the court will, to the maximum extent permitted by law, replace the invalid or unreasonable terms with terms that are valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms.

11. Enforcement. Executive acknowledges and agrees that the Company will suffer irreparable harm in the event that Executive breaches any of Executive’s obligations under Sections 8, 9, or 10 of this Agreement and that monetary damages would be inadequate to compensate the Company for such breach. Accordingly, Executive agrees that, in the event of a breach by Executive of any of Executive’s obligations under Sections 8, 9, or 10 of this Agreement, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief in order to prevent or to restrain any such breach, without the need for posting bond or other security.

12. Cooperation. Upon the receipt of reasonable notice from the Company (including its outside counsel), Executive agrees that while employed by, or providing services to, the Company and thereafter, Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment or service with the Company, and will, at the Company’s sole expense, provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of all claims that may be made against the Company (but excluding claims by Executive), and will assist the Company in the prosecution of all claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment or service with the Company. Following the Term, the Company will reasonably cooperate with Executive regarding the scheduling of such instances of cooperation under this Section 12, taking into account Executive’s professional and personal commitments. Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuit involving such claims that is likely to be filed or threatened against the Company. Executive also agrees to promptly inform the Company (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Company (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and will not do so unless legally required. Upon presentation of appropriate documentation, the Company will reimburse Executive for any reasonable expenses Executive incurs in connection with Executive’s cooperation under this provision.

13. Indemnification. The Company will indemnify Executive and hold Executive harmless in connection with the defense of any lawsuit or other claim, but excluding claims arising out of Executive’s willful misconduct, to which he is made a party by reason of being an officer, director or employee of the Company, to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission. The Company will use commercially reasonable efforts to maintain directors’ and officers’ liability insurance for acts and omissions occurring during Executive’s employment with the Company, in amounts and on terms reasonable and customary for similarly situated companies, and Executive will be covered by such insurance on the same basis as other executive officers of the Company.

14. Certain Tax Matters.

(a) Application of Section 409A of the Code. The parties intend that this Agreement and the payments made hereunder will be exempt from, or comply with, the requirements of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), and this Agreement will be interpreted and applied to the greatest extent possible in a manner that is consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event, however, will the Company be liable for any additional tax, interest, or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under Section 6 above that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. The parties intend that each installment of the Separation Benefits or the CIC Separation Benefits, as applicable, is a separate “payment” for purposes of Section 409A. For the avoidance of doubt, the parties intend that the Separation Benefits or the CIC Separation Benefits, as applicable, satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). However, if the Company determines that the Separation Benefits or the CIC Separation Benefits, as applicable, constitute “deferred compensation” under Section 409A and Executive is, as of the separation from service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payment of the Separation Benefits or the CIC Separation Benefits, as applicable, will be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s separation from service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) will (A) pay to Executive a lump sum amount equal to the sum of the Separation Benefits payments or the CIC Separation Benefits payments, as applicable, that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Separation Benefits or the CIC Separation Benefits, as applicable, had not been so delayed pursuant to this Section, and (B) commence paying the balance of the Separation Benefits or the CIC Separation Benefits, as applicable, in accordance with the applicable payment schedules set forth in this Agreement.

(b) Application of Section 280G of the Code. If any payment, benefit or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would subject the Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments will be reduced so that the maximum amount of the Parachute Payments (after reduction) will be $1.00 less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided that the Parachute Payments will only be reduced to the extent the after-tax value of amounts received by the Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount will be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. If a reduction the Parachute Payments as described in this Section is necessary, the Company will reduce or eliminate the Parachute Payments by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating accelerated vesting of stock options or similar awards, and then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination will apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A. The determination as to whether (x) any of the Parachute Payments received by the Executive in connection with the occurrence of a change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company will be subject to the Excise Tax, and (y) the amount of any reduction, if any, that may be required pursuant to the previous paragraph, will be made by an independent accounting firm selected by the Company (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. For purposes of making the calculations required by this Section 14(b), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code (including but not limited to Sections 280G and 4999). The parties agree to furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 14(b). The Company will bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this Section 14(b). Executive will be furnished with notice of all determinations made as to the Excise Tax payable with respect to the Executive’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.

15. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral and whether express or implied) between the parties to the extent related to such subject matter.

(b) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and, in the case of Executive, heirs, executors, and/or personal representatives. The Company may freely assign or transfer this Agreement to an affiliated company or to a successor following a merger, consolidation, sale of assets, or other business transaction. Executive may not assign, delegate or otherwise transfer any of Executive’s rights, interests or obligations in this Agreement without the prior written approval of the Company.

(c) Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one instrument reflecting the terms of the Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(d) Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to the other party (i) on the date it is actually delivered by personal delivery of such notice, (ii) one business day after its deposit in the custody of a reputable overnight courier service (such as FedEx) next business day delivery charges prepaid; or (iii) three business days after its deposit in the custody of the U.S. mail, certified or registered postage prepaid, return receipt requested; in each case to the appropriate address shown below (or to such other address as a party may designate by notice to the other party):

If to Executive:	L. Arthur Hewitt

If to Company:	Adaptin Bio, Inc. 3540 Toringdon Way, Suite 200 #250 Charlotte, North Carolina 28277 Attention: Board of Directors

(e) Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Company and Executive. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving party. The failure of a party at any time to require performance of any provision of this Agreement will not affect such party’s rights at a later time to enforce such provision. No waiver by a party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

(f) Severability. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(g) Construction. The section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Company and Executive and no presumption or burden of proof will arise favoring or disfavoring the Company or Executive by virtue of the authorship of any provision in this Agreement. All words in this Agreement will be construed to be of such gender or number as the circumstances require.

(h) Survival. This Agreement, and all obligations of the Company and Executive hereunder, will terminate upon the termination of Executive’s employment, with the following exceptions: (i) Executive’s continuing obligations under Sections 6, 8, 9, 10, 12, and 14; (ii) the Company’s obligations under Section 6 (subject to Executive’s obligations thereunder); (c) Executive’s right to indemnification under Section 13; and (d) the relevant provisions of Sections 11 and 15.

(i) Remedies Cumulative. The rights and remedies of the parties under this Agreement are cumulative (not alternative) and in addition to all other rights and remedies available to such parties at law, in equity, by contract or otherwise.

(j) Governing Law. This Agreement will be governed by the laws of the State of North Carolina without regard to principles of choice or conflict of laws (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina.

(k) Venue. The parties agree that any litigation arising out of or related to this Agreement or Executive’s employment by Company will be brought exclusively in any state or federal court in Mecklenburg County, North Carolina. Each party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) except as expressly provided above, agrees not to bring any proceeding arising out of or relating to this Agreement or Executive’s employment by Company in any other court.

(l) Legal Counsel. This Agreement was prepared by Wyrick Robbins Yates & Ponton LLP in its capacity as legal counsel to the Company. Both Parties acknowledge that they have had the opportunity to seek and obtain the advice of counsel before entering into this Agreement and have done so to the extent desired, and have fully read the Agreement and understand the meaning and import of all the terms hereof.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

EXECUTIVE:	COMPANY:

/s/ L. Arthur Hewitt	Adaptin Bio, Inc.
L. Arthur Hewitt
	By:	/s/ Michael J. Roberts
	Name:	Michael J. Roberts
	Title:	Chief Executive Officer

[Signature Page to Executive Employment Agreement]